Exhibit 3.1

Final Form

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LIONHEART III CORP

FIRST: The name of the corporation (the “Corporation”) is Lionheart III Corp.

SECOND: The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware, 19808. The registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

FOURTH: The total number of shares of stock that the Corporation shall have authority to issue shall be one hundred (100) shares of Common Stock, par value ($0.0001) per share.

FIFTH: Unless required by the Bylaws, the election of the Board of Directors need not be by written ballot.

SIXTH: The Board of Directors shall have the power to make, alter, or repeal the Bylaws of the Corporation.

SEVENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, for any act or omission, except that a director may be liable (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of the directors and/or officers shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The elimination and limitation of liability provided herein shall continue after a director or officer has ceased to occupy such position as to acts or omissions occurring during such person’s term or terms of office. Any amendment, repeal or modification of this Article Seventh shall not adversely affect any right of protection of a director or officer of the Corporation existing at the time of such repeal or modification.

EIGHTH: The Corporation shall have the power to indemnify and advance expenses to any person to the fullest extent permitted.

NINTH: The Corporation shall have the right, subject to any express provisions or restrictions contained in Certificate of Incorporation of the Corporation or the By-Laws, from time to time, to amend, alter, or repeal any provision of the Certificate of Incorporation of the Corporation in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation of the Corporation or any amendment thereof are conferred subject to such right.